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Bloom Energy Announces Second Quarter 2020 Preliminary Financial Results

Revenue of $187.9 million, an increase of 19.9% sequentially from 1Q20 and above consensus estimates

Names Sharelynn Moore Chief Marketing Officer

SAN JOSE, Calif., July 28, 2020 -- Bloom Energy Corporation (NYSE: BE) today announced financial results for the second quarter ended June 30, 2020. The Company has issued a shareholder letter discussing its second quarter 2020 financial results, and it may be accessed on the Investor Relations section of the Company’s website at: https://investor.bloomenergy.com.

Key highlights from the second quarter include:

•Revenue of $187.9 million, GAAP gross margin of 14.0% and net loss of $42.5 million. Excluding stock-based compensation, Bloom achieved 16.5% gross margin and $2.1 million adjusted EBITDA*. Both revenue and adjusted EBITDA were above consensus estimates.
•Q2 acceptances of 306, a 19.5% increase from the first quarter of 2020. The acceptances during the quarter represented 10 different end customers, across four industries and two countries.

Commenting on second quarter results, KR Sridhar, founder, chairman and CEO, Bloom Energy said:

“Our business grew in Q2 2020 with acceptances increasing 19.5% sequentially from Q1 2020. Now, more than ever, it is apparent how vulnerable the entire economy is to disruptions that impact the production and distribution of goods and services. Our business has proven to be resilient and our products offer resilience. We remain focused on delivering reliable, localized power solutions to the world. We will continue the push to innovate and execute while reimagining future operating models that will sustainably power communities.”

Outlook for Q3 of FY20:

Due to the uncertainties resulting from the global economic impact of the coronavirus ("COVID-19"), Bloom Energy will not be providing guidance for the third quarter of 2020.

Bloom Energy will hold a conference call today to discuss its financial results and to provide an update on the business. The details are included at the end of the release.

Executive Appointment

The Company also announced the appointment of Sharelynn Moore as executive vice president and chief marketing officer, effective August 3, 2020. Moore will replace Bloom Energy’s current EVP and CMO Matt Ross, who will be departing to focus on a significant health challenge.

Sridhar commented, “Our Board and leadership team are thrilled to welcome Sharelynn to Bloom Energy. She is a proven leader that brings over two decades of experience to Bloom, where she will help us drive growth and enhance capabilities to accelerate our business to new heights. We also want to thank Matt for his significant accomplishments and contributions and wish him the very best in overcoming his health challenge.”

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Moore brings more than two decades of experience in the energy and technology sectors, leading and integrating complex global product and business lines, assessing new markets and building go-to-market strategies, and launching new products, programs, and enterprise-wide solutions. Prior to joining Bloom, Moore served as senior vice president of Networked Solutions at Itron, where she had responsibility for Itron’s largest business segment, as well as Itron’s industrial IoT technology and smart city strategy.

Conference Call Details

Bloom Energy will host a conference call today, July 28, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results. To participate in the live call, analysts and investors may call +1 (833) 520-0063 and enter the passcode: 4887329. Those calling from outside the U.S. may dial +1 (236) 714-2197 and enter the same passcode: 4887329. A simultaneous live webcast will also be available under the Investor Relations section on the Company’s website at https://investor.bloomenergy.com/. Following the webcast, an archived version will be available on the Company’s website for one year. A telephonic replay of the conference call will be available until August 4, 2020, by dialing +1 (800) 585-8367 or +1 (416) 621-4642 and entering passcode 4887329.

About Bloom Energy

Bloom Energy’s mission is to make clean, reliable energy affordable for everyone in the world. The Company’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean, cost-effective, and ideal for microgrid applications. Bloom’s customers include many Fortune 100 companies and leaders in manufacturing, data centers, healthcare, retail, higher education, utilities, and other industries. For more information, visit www.bloomenergy.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements include, but are not limited to statements regarding the demand and value for resilient power and resulting demand for the Company’s product, the marketplace opportunities in 2020 and beyond and future policies and regulations. These statements should not be taken as guarantees of results and should not be considered an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including those included in the Risk Factor section of the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2019, the Quarterly Report on Form 10-Q and other risks detailed in Bloom’s SEC filings from time to time. Bloom undertakes no obligation to revise or publicly update any forward-looking statements unless if and as required by law.

* For a full reconciliation of net loss to adjusted EBITDA, see our Q220 Shareholder Letter on our Investor Relations website

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Investor Relations:

Mark Mesler
Bloom Energy
+1 (408) 543-1743
Mark.Mesler@bloomenergy.com

Media:

Erica Osian
Bloom Energy
+1 (401) 714-6883
Erica.Osian@bloomenergy.com